Exhibit 16


United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

Effective this date, Semple & Cooper, P.L.C. is resigning as the auditor of record of Telesoft Corp. and Subsidiary.

Sincerely,

/s/ Semple & Cooper, P.L.C.

Semple & Cooper, P.L.C.
February 3, 1997

cc:	Office of the Chief Accountant
	SECPS Letter File
	Securities and Exchange Commission
	Mail Stop 9-5
	450 Fifth Street, N.W.
	Washington, D.C.  20549